Filed Pursuant to Rule 433

Registration Statement No. 333-262384

Pricing Term Sheet

¥263,300,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥169,000,000,000 0.974% Senior Notes due 2027

¥22,000,000,000 1.143% Senior Notes due 2029

¥5,200,000,000 1.287% Senior Notes due 2030

¥35,300,000,000 1.457% Senior Notes due 2031

¥9,500,000,000 1.680% Senior Notes due 2034

¥7,000,000,000 2.278% Senior Notes due 2044

¥15,300,000,000 2.498% Senior Notes due 2054

Issuer:	Berkshire Hathaway Inc.

Offering Format:	SEC Registered

Trade Date:	April 18, 2024

Settlement Date:	April 25, 2024 (T+5 Tokyo business days)

Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:	0.974% Senior Notes due 2027 (the “2027 Notes”)

1.143% Senior Notes due 2029 (the “2029 Notes”)

1.287% Senior Notes due 2030 (the “2030 Notes”)

1.457% Senior Notes due 2031 (the “2031 Notes”)

1.680% Senior Notes due 2034 (the “2034 Notes”)

2.278% Senior Notes due 2044 (the “2044 Notes”)

2.498% Senior Notes due 2054 (the “2054 Notes”)

Principal Amount:	¥169,000,000,000 (2027 Notes)
¥22,000,000,000 (2029 Notes)
¥5,200,000,000 (2030 Notes)
¥35,300,000,000 (2031 Notes)
¥9,500,000,000 (2034 Notes)
¥7,000,000,000 (2044 Notes)
¥15,300,000,000 (2054 Notes)

Maturity Date:	April 23, 2027 (2027 Notes) April 25, 2029 (2029 Notes) April 25, 2030 (2030 Notes) April 25, 2031 (2031 Notes) April 25, 2034 (2034 Notes) April 25, 2044 (2044 Notes) April 24, 2054 (2054 Notes)

Issue Price (Price to Public):	100% of face amount (2027 Notes)
100% of face amount (2029 Notes) 100% of face amount (2030 Notes) 100% of face amount (2031 Notes) 100% of face amount (2034 Notes) 100% of face amount (2044 Notes) 100% of face amount (2054 Notes)

Gross Spread:	10 bps (2027 Notes)
15 bps (2029 Notes) 17.5 bps (2030 Notes) 20 bps (2031 Notes) 25 bps (2034 Notes) 45 bps (2044 Notes) 55 bps (2054 Notes)

Proceeds to Issuer:	¥262,878,900,000

Interest Rate:	0.974% per annum (2027 Notes)
1.143% per annum (2029 Notes) 1.287% per annum (2030 Notes) 1.457% per annum (2031 Notes) 1.680% per annum (2034 Notes) 2.278% per annum (2044 Notes) 2.498% per annum (2054 Notes)

Reference Rate:	0.464% (2027 Notes)
0.603% (2029 Notes) 0.677% (2030 Notes) 0.757% (2031 Notes) 0.970% (2034 Notes) 1.498% (2044 Notes) 1.668% (2054 Notes)

Spread to Reference Rate:	51 bps (2027 Notes)
54 bps (2029 Notes) 61 bps (2030 Notes) 70 bps (2031 Notes) 71 bps (2034 Notes) 78 bps (2044 Notes) 83 bps (2054 Notes)

Yield:	0.974% (2027 Notes)
1.143% (2029 Notes) 1.287% (2030 Notes) 1.457% (2031 Notes) 1.680% (2034 Notes) 2.278% (2044 Notes) 2.498% (2054 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on April 25 and October 25 of each year commencing October 25, 2024 (short last coupon for 2027 and 2054 Notes)

Par Call:	No Par Call (2027 Notes)
On or after March 25, 2029 (2029 Notes)

On or after February 25, 2030 (2030 Notes)

On or after February 25, 2031 (2031 Notes)

On or after January 25, 2034 (2034 Notes)

On or after October 25, 2043 (2044 Notes)

On or after October 24, 2053 (2054 Notes)

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670EB0 (2027 Notes)
084670EC8 (2029 Notes) 084670ED6 (2030 Notes) 084670EE4 (2031 Notes) 084670EF1 (2034 Notes) 084670EG9 (2044 Notes) 084670EH7 (2054 Notes)

Common Code:	280527114 (2027 Notes)
280527122 (2029 Notes) 280924008 (2030 Notes) 280527149 (2031 Notes) 280527173 (2034 Notes) 280527190 (2044 Notes) 280527203 (2054 Notes)

ISIN:	XS2805271140 (2027 Notes) XS2805271223 (2029 Notes) XS2809240083 (2030 Notes) XS2805271496 (2031 Notes) XS2805271736 (2034 Notes) XS2805271900 (2044 Notes) XS2805272031 (2054 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Joint Book-Running Managers:	Merrill Lynch International
Mizuho Securities USA LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on April 25, 2024, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.